Exhibit 99.1

StanCorp Financial Group, Inc. Shareholders Approve Acquisition by Meiji Yasuda

PORTLAND, Ore. — November 9, 2015 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE:SFG) announced that shareholders voted today during a special meeting held in Portland to approve the Agreement and Plan of Merger entered into on July 23, 2015 by and among StanCorp, Meiji Yasuda Life Insurance Company (“Meiji Yasuda”), and MYL Investments (Delaware) Inc. under which Meiji Yasuda will acquire all outstanding shares of StanCorp for $115.00 per share in cash. More than 99% of the votes cast were in favor of the transaction. Completion of the merger remains subject to approval by certain regulatory authorities in the United States and Japan, as well as customary closing conditions, which StanCorp expects to occur in the first quarter of 2016.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and the origination and servicing of fixed-rate commercial mortgage loans. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2014 Form 10-K and the third quarter 2015 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

Senior Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com